Exhibit 1.1

SECURED

PROMISSORY NOTE

$1,500,000.00December 29, 2019

(the “Effective Date”)

A.  CRAVEN HOUSE NORTH AMERICA, LLC, a Florida limited liability company (“Borrower”)  and LM FUNDING AMERICA, INC., a Delaware corporation (“Lender”) entered into that certain Loan Agreement of even date herewith (“Loan Agreement”).

B.  This Promissory Note (“Note”) is made by Borrower to evidence the loan described in the Loan Agreement (“Loan”) and is secured by, among other things, Stock Pledge of Borrower’s 640,000 Common Shares of Lender and the Assignment of the assets of Borrower in favor of Lender. (Collectively, Assignment and Stock Pledge, “Security Agreements”).   Except as otherwise set forth herein, payment of this Note is governed by the Loan Agreement, the terms of which are incorporated herein by express reference as if full set forth herein.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Lender the principal sum of One Million Five Hundred  Thousand and No/100 Dollars ($1,500,000.00) or so much thereof as may be advanced from time to time, together with all other amounts added thereto pursuant to this Note or otherwise payable to Lender under the Loan Documents together with interest from the date hereof on the balance of principal from time to time outstanding, in lawful money of the United States of America, at the rates and times described hereafter.  Payments shall be made to Lender at 1200 W. Platt St., Suite 1000, Tampa, Florida 33606.

1.Advances.  On the Execution Date, Lender shall advance to Borrower upon Borrower’s written request amounts up to the principal amount of this Loan of One Million and Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

2.Payments.  All interest and principal shall be paid at the time as and in the amounts as required by the Loan Agreement, if not sooner due and payable, the entire indebtedness evidenced by this Note shall be due and payable on the Maturity Date, or any earlier date on which such indebtedness may become due, whether by acceleration or otherwise.

3.Default.  Upon the occurrence of an Event of Default the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.  Lender may exercise any and all remedies available to it under the Security Agreement, or any other document given by Borrower or any other party as security for this Note.

4.Default Rate.  Upon the occurrence of any event of default hereunder, the entire unpaid principal sum shall bear interest from the date of occurrence of such event of default until collection at the "Default Rate", which shall be the highest rate of interest permitted to be paid or collected by the laws of the State of Florida.

5.Application of Payments.  All payments hereunder shall be applied, at Lender’s option, first to any fees, expenses or other costs Borrower is obligated to pay under this Note or the other loan Documents, second to interest due on this Note, and third to any outstanding principal balance of this Note.  All payments hereunder which are due on a Saturday, Sunday or Holiday shall be deemed to be payable on the next business day.

6.Security.  This Note is secured, inter alia, by those certain Security Agreements made by the Borrower for the benefit of Lender, and by any and all collateral presently or hereafter held by Lender from Borrower, plus any and all collateral presently or hereafter held by Lender and given or agreed to be given by any third party or parties for the benefit of Lender. Pursuant to the Security Agreements the Borrower has directed that, until all principal and interest due under this Note has been paid in full, all distributions from the Borrower, including without limitation regular, special and/or capital distributions, which would otherwise be distributable to the Member shall be paid directly to Lender.

7.Prepayment.  Borrower may prepay the principal amount of this Note in part or in full at any time.  Partial prepayments will be first applied to unpaid Accrued Interest and then to principal.

8.Payment of Costs.  Borrower shall pay all costs incurred by Lender of this Note in enforcing or collecting this Note and enforcing each agreement executed in connection with this Note, including without limitation, all attorneys' fees, costs and expenses incurred in all matters of interpretation, enforcement and collection, before, during and after demand, suit, proceeding, trial, appeal, in post-judgment collection efforts as well as costs and fees incurred by Lender in connection with any bankruptcy, reorganization or similar proceedings (including efforts to obtain relief from any stay) if Borrower or any other person liable for the indebtedness represented by this Note becomes involved in any bankruptcy, reorganization or similar proceeding.

9.Waivers.  All makers, endorsers, guarantors and sureties hereof jointly and severally waive presentment, protest, notice of protest, notice of dishonor, diligence in collection, the benefit of any exemption under any homestead exemption laws, if applicable, and any and all other notices and matters of a like nature.  All makers, endorsers, guarantors and sureties consent to (a) any renewal, extension or modification (whether one or more) of the terms of this Note, including the terms or time of payment under this Note, (b) the granting of any other indulgences to Borrower, and (c) the taking or releasing of other or additional parties primarily or contingently liable hereunder.  Any such renewal, extension, modification, release, surrender, exchange or substitution may be made without notice to Borrower and any endorsers, guarantors and sureties hereof and without affecting the liability of said parties hereunder.

10.Governing Laws - Venue.  This Note shall be construed and enforced in accordance with and governed by the laws of the State of Florida.  The Borrower hereby agrees that the exclusive venue for enforcement of this Note shall be in an appropriate court shall be in an appropriate court in Hillsborough County, Florida, or the Federal District Court for the Middle District of Florida, Hillsborough County, Florida and Borrower hereby irrevocably consents and submits to the jurisdiction of such courts for the purpose of any suit, action or proceeding.  Borrower hereby waives and agrees not to assert against Lender (or any assignee thereof), by way of motion, as a defense, or otherwise, in any such suit, action or proceeding (i) any claim that it is not personally subject to the jurisdiction of the above-named courts or that its property is exempt or immune from set-off, execution or attachment, either prior to judgment or in aid of execution, and (ii) to the extent permitted by applicable law, any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper or that this Agreement, the notes or any amendments or replacements hereof or thereof may not be enforced in or by such courts.

11.Modification.  This Note may not be modified or terminated orally but only by agreement or discharge in writing and signed by Lender.  Any forbearance of Lender in exercising any right or remedy hereunder or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy.  The acceptance by Lender of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Lender's right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

12.Successors and Assigns.  Whenever Lender is referred to in this Note, such reference shall be deemed to include the successors and assigns of Lender, including, without limitation, any subsequent assignee or Lender of this Note, and all covenants, provisions and agreements by or on behalf of Borrower and any endorsers, guarantors and sureties hereof which are contained herein shall inure to the benefit of the successors and assigns of Lender.

13.Savings Clause.  Nothing herein, nor any transaction related hereto, shall be construed or so operate as to require Borrower to pay interest at a greater rate than shall be lawful.  Should any interest or other charges paid by Borrower in connection with the loan evidenced by this Note result in the computation or earning of interest in excess of the maximum contract rate of interest which is legally permitted under applicable Florida law or federal preemption statutes, if Lender shall elect the benefit thereof, then any and all such excess shall be, and the same is, hereby waived by Lender, and any and all such excess shall be automatically credited against and in reduction of the balance due under this indebtedness and any portion which exceeds the balances due under this Note shall be paid by Lender to Borrower.

14.Jury Trial Waiver.  Borrower hereby knowingly, voluntarily and intentionally waives the right to trial by jury with respect to any litigation arising out of this note or the indebtedness evidenced hereby, or any course of conduct, course of dealing, statements (whether verbal or written) or any counterclaim or other action by Lender or Borrower.  Borrower acknowledges that the foregoing waivers are a material inducement to the transaction contemplated by the agreement.

[SIGNATURE CONTAINED ON NEXT PAGE]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered as of the date first above written.

CRAVEN HOUSE CAPITAL NORTH AMERICA, LLC, a Florida limited liability company

Witness:___/s/ Tam Lee

Witness:__/s/ Mike Drummond

By: /s/ Mark Pajak

Name: Mark Pajak

Title:  Manager

(Corporate Seal)

STATE OF

COUNTY OF Loudon

The foregoing instrument was acknowledged before me this 20th day of December 2019, by Mark Pajak, as manager of CRAVEN HOUSE CAPITAL NORTH AMERICA, LLC., a Florida limited liability company, on its behalf.

Print, Type of Stamp Name of Notary

SEAL

Personally known _Yes

or Produced Identification _and Provided ID

Type of Identification Produced _UK Passport

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